EXHIBIT 99.10
CONSENT OF M. CHRISTIAN MITCHELL
     Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, I, M. Christian Mitchell, hereby consent to be named as a prospective director of Wellsford Real Properties, Inc. (expected to be renamed Reis, Inc. upon the consummation of the merger) in the Registration Statement on Form S-4 of Wellsford Real Properties, Inc. being filed herewith and any subsequent amendments thereto.
/s/ M. Christian Mitchell
M. Christian Mitchell
Dated: April 9, 2007